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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C 20549


                                     SCHEDULE 13G


                      Under the Securities Exchange Act of 1934
                                (Amendment No. ____)*


                           Paramount Financial Corporation
          ----------------------------------------------------------------
                                   (Name of Issuer)

                       Common Stock, par value $0.01 per share
          ----------------------------------------------------------------
                            (Title of Class of Securities)

                                     699223-10-3
                              --------------------------
                                    (CUSIP Number)


               *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

               The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


          SEC 1745 (2-95)

                             Page 1 of 5 pages

          CUSIP No. 699223-10-3          13G     Page  2  of  5  Pages
                   --------------                     ---    ---

          -----------------------------------------------------------------
          1   NAMES OF REPORTING PERSONS
              S.S or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

              Jeffrey Nortman
          -----------------------------------------------------------------
          2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (See Instructions)

                                                            (a)  [ ]
                                                            (b)  [ ]
          -----------------------------------------------------------------
          3   SEC USE ONLY



          ----------------------------------------------------------------
          4   CITIZENSHIP OR PLACE OF ORGANIZATION

              United States of America

          ----------------------------------------------------------------
                         |   5 | SOLE VOTING POWER
                         |     |
                         |     | 1,500,943
             NUMBER OF   |   ---------------------------------------------
              SHARES     |   6 | SHARED VOTING POWER
           BENEFICIALLY  |     |
             OWNED BY    |     | 0
           EACH PERSON   |   ---------------------------------------------
              WITH       |   7 | SOLE DISPOSITIVE POWER
                         |     |
                         |     | 1,500,943
                         |   ---------------------------------------------
                         |   8 | SHARED DISPOSITIVE POWER
                         |     |
                         |     | 0
          ----------------------------------------------------------------
          9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON

              1,500,943

          -----------------------------------------------------------------
          10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES (See Instructions)


          ----------------------------------------------------------------
          11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              19.7%


          -----------------------------------------------------------------
          12  TYPE OF REPORTING PERSON (See Instructions)

              IN

          ----------------------------------------------------------------

                             Page 2 of 5 Pages

          CUSIP No.  699223-10-3      13G          Page  3  of  5  Pages
                   ---------------                      ---    ---


          ITEM 1.

                    (a)   Paramount Financial Corporation

                    (b)   One Jericho Plaza
                          Jericho, New York 11753

          ITEM 2.

                    (a)   Jeffrey Nortman

                    (b)   One Jericho Plaza
                          Jericho, New York 11753

                    (c)   United States of America

                    (d)   common stock, par value $0.01 per share

                    (e)   699223-10-3

          ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                    Not Applicable

          ITEM 4.   OWNERSHIP

                    (a)   Amount beneficially owned:  1,500,943

                    (b)   Percent of class:  19.7%

                    (c)   Number of shares as to which such person has:

                          (i)   Sole power to vote or to direct the
                                vote:  1,500,943
                          (ii)  Shared power to vote or to direct the
                                vote: 0
                          (iii) Sole power to dispose or to direct the
                                disposition of:  1,500,943
                          (iv) Shared power to dispose or to direct the disposition of: 0

          ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                    Not Applicable


                             Page 3 of 5 Pages

          CUSIP No.  699223-10-3        13G           Page  4  of  5
                   ----------------                        ---    ---


          ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                    ANOTHER PERSON

                    Not Applicable

          ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                    Not Applicable

          ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                    GROUP

                    Not Applicable

          ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

                    Not Applicable

          ITEM 10.  CERTIFICATION

                    Not Applicable


                             Page 4 of 5 Pages

          CUSIP No.  699223-10-3          13G          Page  5  of  5
                   ---------------                          ---    ---


                                      SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                               January 10, 1997
                                    --------------------------------------
                                                     Date


                                             /s/ Jeffrey Nortman
                                    --------------------------------------
                                                   Signature



                                                JEFFREY NORTMAN
                                    --------------------------------------
                                                  Name/Title



                             Page 5 of 5